Exhibit 5.1

James F. Fulton, Jr.

T: +1 212 479 6103

fultonjf@cooley.com

June 24, 2016

XOMA Corporation

2910 Seventh Street

Berkeley, California 94710

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation (the “Company”) a Delaware corporation, and you have requested our opinion with respect to certain matters in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,400,000 shares of the Company’s common stock, par value $0.0075 per share (the “Shares”), pursuant to its Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and by-laws, each as amended, the Plan, and such other documents, records, certificates, memoranda or other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley llp

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

1114 Avenue of the americas, new york, ny 10036-7798      T: (212) 479-6000      F: (212) 479-6275      www.cooley.com